Exhibit 99


     Insituform Technologies, Inc. Awarded 9.5 Million in Patent
                        Infringement Case


     CHESTERFIELD, MO. -- Sept. 7, 1999 -- Insituform Technologies, Inc. (NASDAQ National Market: INSUA) ("Insituform") announced today that it has been awarded $9.5 million in a final judgement in its patent infringement suit with FirstLiner U.S.A.

     The United States District Court for the Southern District of Texas rendered its final judgment on damages in the patent suit brought by Insituform against FirstLiner U.S.A. (formerly known as InLiner U.S.A.), CAT Contracting, Inc. and others. The total damages awarded were $9.5 million. The Court also named Mr. Giulio Catallo, the owner and CEO of CAT Contracting, Inc. and FirstLiner U.S.A., as an individual party defendant, making him personally liable. Insituform is unable at this time to ascertain the ability of the defendants to satisfy the judgment or whether defendants will elect to appeal.

     Commenting, Anthony W. Hooper, Chairman of the Board, President and Chief Executive Officer of Insituform, stated: "We are prepared to compete with anyone in the marketplace on a level playing field. However, those who seek to profit unfairly from the investments Insituform has made in technology by using our patented or proprietary methods have to face the consequences."

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies, and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site of www.insituform.com.

     CONTACT:  Insituform Technologies, Inc.
               Robert L. Kelley, Vice President & General Counsel
               636/530-8000